EXHIBIT 99.2

TURBODYNE RESPONDS TO INACCURATE STATEMENTS

WOODLAND HILLS, Calif., Aug. 5 /PRNewswire/ - Turbodyne Technologies Inc. (TRBDF
- news; Nasdaq: TRBD, EASDAQ: TRBD) responded today to some of the statements and conclusions contained in a report on Turbodyne issued by a firm specializing in the promotion of short sales. Turbodyne's President and Chief Executive Officer Walter F. Ware characterized these statements as "false and misleading."

"These claims are completely false and have no basis in fact," said Ware. "Turbodyne Systems has six U.S. patents granted, and 19 U.S. patent applications in process, three of which have already been allowed."

In addition, Turbodyne has numerous foreign patents and patent applications. The patents and patent applications are based on new methods of providing additional air for internal combustion engines during periods of acceleration. This additional air is utilized for increasing power output, improving fuel economy and reducing harmful emissions. A listing of Turbodyne's United States patents and patent applications accompanies this release.

Turbodyne's engineering and design effort is led by Dr. William E. Woollenweber, who formerly headed the design, development and application of turbochargers for Cummins Engine Company and is generally considered the father and leading innovator in modern turbocharger technology, and Professor Peter Hofbauer, who was previously in charge of engine and transmission development for Volkswagen AG. Most of Turbodyne's products are based upon the inventions of Edward Halimi, who is the founder and Chairman of Turbodyne.

The company's extensive intellectual property not only covers the construction of the Turbopac(TM) and Dynacharger(TM) products, but also encompasses a variety of new turbocharging and supercharging systems aimed at enhancing the performance of existing engines through retrofitting and enabling OEM manufacturers to obtain improved performance from new equipment. As the company moves from a primarily research and development operation to commercialization and production, it expects to address the market for retrofitting existing equipment first, and then to make inroads into the OEM field, which has been in progress for several years under joint development programs.

The Turbopac(TM), in conjunction with a patented catalytic muffler system, met the EPA air quality standard in independent tests conducted at the Southwest Research Institute in San Antonio, Texas. Based upon these tests, the Turbopac(TM) became the first and remains the only air-enhancement system to satisfy the stringent EPA standards under the Urban Bus Retrofit/Rebuild Program.

The Turbopac(TM) 2500 model, originally designed to reduce vehicular emissions, is currently being installed or has been installed by several municipal transit systems across the United States.


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Transit agencies in Bordeaux,  Lyon,  Marseilles and Paris, France are currently evaluating the Turbopac(TM), as are agencies in Mexico City, Moscow, and Sao Paulo.

During the second quarter of 1998, Turbodyne began production delivery of Turbopac(TM) 2500 bus kits to Detroit Diesel Corporation, pursuant to a commercial supply contract with the global diesel engine manufacturer. These kits are destined for installation on city buses to provide clean air diesel municipal bus service under the aforementioned EPA program.

Also during the second quarter, the company's cash position increased to more than $12,000,000.

Turbodyne has also been selected by a major European vehicle and engine manufacturer for incorporation as standard equipment on three classes of engines being manufactured for the 1999 model year.

In June, 1998, Turbodyne announced that the Export-Import Bank of the United States had issued a Letter of Interest for funding a $30 million order from TransBusiness Group of Moscow, Russia, for Turbopac(TM) products to be installed on Russian cars, buses and trucks.

Turbodyne has also announced an agreement in principle to form a joint venture with Kuhnle, Kopp & Kausch AG, (3K), Europe's leading turbocharger company, for the design, development and manufacture of a new line of turbochargers incorporating Turbodyne's technology, for marketing to 3K's major customers in the European automotive market.

Turbodyne Systems, the high technology division of Turbodyne, manufactures, designs, markets and develops patented pollution-reduction, fuel economy and performance enhancing technology for internal combustion engines in the automotive, transportation, construction, marine, agriculture, mining, military and power generation industries. Turbodyne's light metals division is a manufacturer of machined aluminum castings and a leading supplier to the automotive industry.

Offices and plants are located in Carpenteria, La Mirada, Encinitas and Woodland Hills, CA; Ensenada and Mexico City, Mexico; Northants, England; Frankfurt, Germany; Vancouver, Canada; and Paris, France.

Turbodyne's world wide web address is: http://www.turbodyne.com


Turbodyne Systems, Inc. Patents:


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1) U.S.  Patent  No.  4,790,272.   "Non-Circular   Poppet  Valves  for  Internal
   Combustion Engines"

2) U.S. Patent No. 5,771,695. "Method and Apparatus for Overcoming Turbo Lag"

3) U.S. Patent No. 5,605,045. "Turbocharging System with Integral Assisting Electric Motor and Cooling System Therefor"

4) U.S. Patent No. 5,560,208. "Motor-Assisted Variable Geometry Turbocharging System"

5) U.S. Patent No. 5,787,711. "Motor-Assisted Turbo-Cooling System for Internal Combustion Engines.

6) U.S. Patent No. 5,771,868. "Turbocharging Systems for Internal Combustion Engines"


Turbodyne Systems Inc. Patent Applications in Process:

1) Application No. 08/549,436. "Charge Air Systems for Two-Cycle Internal Combustion Engines"

2) Application No. 08/559,424. "Charge Air Systems for Four-Cycle Internal Combustion Engines"

3) Application  No.  08/680,671.   "Motor-Assisted   Supercharging  Devices  for
   Internal Combustion Engines"

4) Application No. 08/731,412. "Motor-Generator Assisted Turbocharging Systems for Use with Internal Combustion Engines and Control Systems Therefor"

5) Application   No.   08/857,031.   "Magnet   Assemblies   for   Motor-Assisted
   Turbochargers"

6) Application No. 08/805,426. "Method and Apparatus for Combined Improve Engine Operation Warm-Up and Braking" (has been allowed)

7) Application No. 08/771,032. "Bearing Systems for Motor-Assisted Turbochargers for Internal Combustion Engines (has been allowed)

8) Application No. 08/963,146. "Heating System Utilizing a Turbo-Machine for Self-Sustained Operation"

9) Application No. 08/782,422. "Efficient Motor-Assisted Turbocharger for Internal Combustion Engines"

10) Application No. 08/770,361. "Motor-Driven Centrifugal Air Compressor"

11) Application No. 08/063,661. "Oil-Cooled Internal Combustion Engine with Motor-Assisted Turbo-Fan Cooling"

12) Application No. 08/911,529. "Two-Stage Supercharging System for Internal Combustion Engines"

13) Application No. 08/926,881. "Motor-Driven Centrifugal Air Compressor with Internal Cooling Airflow"

14) Application No. 08/887,791. "Turbocharging System for Internal Combustion Engines"

15) Application No. 08/883,531. "Compact Blower Assembly" 16) Application No. 08/866,597. "Turbocharging System for Internal Combustion Engines"

17) Application No. 08/782,566. "Current-sensing Mosfets in Paralleled Mosfet Power Circuit" (has been allowed)

18) Application No. 08/781.543. "Water/Fuel Mixing System for a Diesel Engine"

19) Application No. 08/782,567. "Thermal Insulation for the Exhaust Manifold for Reducing Passive Formation of Nox and Reduction of Unburned Hydrocarbons in the Exhaust Gas"

SOURCE: TURBODYNE TECHNOLOGIES, INC.


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